Exhibit 99.1

NEWS RELEASE
Contact:	Investors: Barry Sievert

Media:
Marguerite Copel
Corporate Communications
(214) 721-1273

DEAN FOODS COMPANY REPORTS FOURTH QUARTER
AND YEAR END 2007 RESULTS
     DALLAS, February 13, 2008 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.24 per diluted share from continuing operations for the quarter ended December 31, 2007, compared with $0.56 per diluted share from continuing operations in the fourth quarter of 2006. Net income from continuing operations for the fourth quarter totaled $32.6 million, compared with $76.3 million in the prior year’s fourth quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.27, compared to $0.61 in the prior year’s fourth quarter. Adjusted net income from continuing operations for the fourth quarter was $37.1 million, compared to adjusted net income of $83.9 million in the fourth quarter of 2006. The decrease in adjusted net income and earnings per share is related to the increase in interest expense as a result of the recapitalization and the special cash dividend of $15 per share that was paid in April 2007 and a decline in operating results in the quarter. Interest expense in the quarter totaled $88.8 million, compared to $50.2 million in the fourth quarter of 2006.
Summary of Dean Foods Segment and Operating Results

	Q4 2007		FY 2007
(in millions, except EPS)	Value	% Change	Value	% Change

Dairy Group:
Fluid Milk Volume		flat		flat
Operating Income	$150.9	-13%	$624.5	-9%
WhiteWave Foods:
Net Sales	$388.4	13%	$1,372.5	9%
Operating Income	$36.6	-20%	$118.4	-11%
Consolidated Adjusted Operating Income	$149.2	-19%	$589.7	-13%
Interest Expense	$88.8	77%	$319.7	64%
Adjusted Diluted Earnings per Share:	$0.27	-56%	$1.20	-43%

     Diluted earnings per share from continuing operations for the full year ended December 31, 2007 totaled $0.95, compared to $2.01 for the full year 2006. Net income from continuing operations for the full year 2007 totaled $130.5 million, compared with $280.3 million in 2006.
     Adjusted diluted earnings per share from continuing operations for the full year 2007 totaled $1.20, compared to $2.12 in 2006. On an adjusted basis (as defined below), net income from continuing operations for the full year 2007 totaled $164.5 million, compared to $295.7 million in 2006. The decline in full year adjusted net income and diluted earnings per share for the year is attributable to the 64.3% increase in interest expense related to the recapitalization in connection with the special cash dividend of $15 per share that was paid in April 2007 and the 12.7% decline in consolidated operating income.
     Net sales for the fourth quarter totaled $3.2 billion, an increase of 24.6% from net sales in the fourth quarter of 2006. For the full year ended December 31, 2007, net sales totaled $11.8 billion, an increase of 17.1% from net sales in the previous year. Net sales increases in both the quarter and full year were due to the pass-through of higher dairy commodity costs and strong sales growth at WhiteWave Foods.
     Consolidated operating income in the fourth quarter totaled $142.5 million, a decrease of 17.4% from $172.6 million in the fourth quarter of 2006. Adjusted fourth quarter consolidated operating income totaled $149.2 million, a decrease of 19.3% from $184.9 million in the fourth quarter of 2006.
          For the full year, consolidated operating income declined 14.9% to $553.6 million from $650.7 million in 2006. On an adjusted basis, consolidated operating income declined 12.7% for the year, to $589.7 million from $675.8 million in 2006.
     “2007 was the most challenging year in the history of Dean. We were faced with steeply rising and record high dairy commodity costs in our Dairy Group operations. At the same time, WhiteWave Foods was challenged by a severe oversupply of organic milk that drove down realized prices and increased competitive intensity in the industry,” commented Gregg Engles, Chairman and Chief Executive Officer. “However, while 2007 was a difficult year operationally, these near-term challenges did not slow our progress toward transforming the Company into a stronger long-term competitor. In 2007, we laid much of the groundwork that we will build on as we transform the business to drive productivity and increase efficiency in the years to come.”

DAIRY GROUP
     Dairy Group net sales for the fourth quarter were $2.8 billion, a 26.4% increase from $2.2 billion in net sales for the fourth quarter of 2006. The sales increase was due primarily to the pass-through of higher overall dairy commodity costs to customers. The fourth quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $21.03 per hundred-weight, a 69% increase from the same period in 2006 and just 2% lower than all time high levels reached in the third quarter of 2007. Class II butterfat prices averaged $1.42 per pound in the fourth quarter, 2% higher than the fourth quarter of 2006.
     Dairy Group segment operating income in the fourth quarter was $150.9 million, compared to $173.1 million in the fourth quarter of 2006, as the impact of the pass-through of high dairy commodity costs and other items such as shrink, lower proceeds from excess cream sales, higher fuel costs and consumer mix shift toward private label products continued to pressure results.
     For the full year 2007, Dairy Group net sales were $10.4 billion, an increase of 18.2% from 2006 levels due to the pass-through of higher dairy commodity costs to customers. Full year segment operating income for the Dairy Group totaled $624.5 million, 8.8% below 2006 results as steeply rising and record high dairy commodity costs and cost friction items such as shrink, lower proceeds from excess cream sales, and consumer mix shift toward private label products pressured results in the second through fourth quarters of the year.
WHITEWAVE FOODS
     WhiteWave Foods segment reported fourth quarter net sales of $388.4 million, 12.5% higher than fourth quarter 2006 net sales of $345.1 million. Sales growth was strong across the entire branded portfolio with net sales of Horizon Organic® milk increasing over 20% due to volume growth of nearly 40% that was driven by increased promotional activity and lower average prices. International Delight® and Silk® sales both increased in the low double digits and Land O’Lakes® sales grew in the mid-teens over the same period last year, driven by high-single digit volume growth and commodity based price increases.
     Segment operating income in the fourth quarter for WhiteWave Foods was $36.6 million, compared to $45.8 million in the fourth quarter of 2006. Segment operating margins were 9.4%, compared to 13.3% in the fourth quarter of 2006, due to the lower contribution from Horizon Organic related to increased brand spending and lower overall gross profit margins.
     “Overall, we are pleased with the results we’ve seen from our strategy to invest aggressively behind the Horizon Organic brand through this period of industry oversupply,” added Mr. Engles. “We’ve successfully defended our marketshare during this period of rapid industry growth. Our increased investment has resulted in volume growth that has outpaced the industry, helping to extend the brand’s leading position in the market and positioning us to maximize its long-term value.”
     For the full year, WhiteWave net sales increased 9.2% to $1.4 billion. For the year, Horizon Organic milk sales increased 18%, due to the accelerated growth in the back half of the year fueled by the strong growth in raw milk supply and increased promotional spending. Silk sales increased 8%. Land O’Lakes sales increased 13% due to solid volume growth and commodity based price increases. International Delight sales increased 11% for the year.
     Segment operating income for the year declined 10.8% to $118.4 million, from $132.7 million in 2006. The decline in operating income is primarily due to the increase in promotional spending in support of Horizon Organic and higher infrastructure and distribution costs.
CORPORATE EXPENSE
     Corporate and other expenses totaled $38.3 million, compared to $34.1 million in the fourth quarter of 2006. For the full year, corporate expense $153.2 million, compared to $141.6 million for the full year 2006. The increase in both the quarter and full year was largely driven by investments in support of the Company’s strategic initiatives.
CASH FLOW
     Net cash provided by continuing operations for the full year 2007 totaled $350.3 million, compared to $561.6 million for the full year 2006. The decline in net cash provided by continuing operations is due primarily to higher year over year interest expense, lower operating results, and an increase in working capital requirements.
     Capital expenditures for the full year 2007 totaled $241.4 million, compared to $237.2 million for the full year 2006.
     In the fourth quarter, debt outstanding decreased by $93.7 million. Total debt at December 31, 2007, net of $32.6 million in cash on hand, was approximately $5.2 billion. The Company’s funded debt to EBITDA ratio, as defined by the senior credit agreement dated April 2, 2007 related to its bank debt, was 5.95x.
FORWARD OUTLOOK
     “Turning to the outlook for 2008, it’s clear that our results will continue to be driven primarily by swings in the dairy commodity markets, including the organic milk market,” said Mr. Engles. “In 2007, we learned how difficult it is to forecast these markets given the impact of global dairy demand swings and a highly challenged organic milk supply chain. Faced with these highly volatile and uncertain markets, we believe it is prudent to provide a wider guidance range for quarterly guidance than previous practice, and limited guidance for the full year.”
     For the first quarter, the Company currently expects earnings per share to be between $0.15 and $0.20 per share. For the full year 2008, the Company expects earnings per share to be at least $1.20 per share.
     “Dairy commodity markets remain meaningfully above year ago levels, creating a significant drag on our near term earnings power,” continued Mr. Engles. “For the first quarter, the Class I mover stepped higher in January, followed by a decline in February and what is expected to be another decline in March. As we look beyond the first quarter, we find it difficult to have much confidence in current dairy commodity forecasts given these unprecedented levels of dairy commodity market instability. In fact, given recent volatility in the markets, it now appears likely that the April Class I mover will be set above expected March levels. Beyond that, there is wide disparity of expectations for the balance of the year. Given the volatile trading in dairy commodities, prices may continue to vacillate between strong up months and strong down months. Additionally, the organic milk markets are evolving rapidly and it is difficult for us to predict exactly how the rest of the year will unfold for WhiteWave Foods as brand economics for Horizon Organic could swing materially as the year progresses. Despite this level of uncertainty, we anticipate strong EPS growth in the second half of 2008. However, it remains unclear just how favorable the year on year comparisons may be. We will update you more specifically on this outlook as the year unfolds.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and twelve month periods ended December 31, 2007 and 2006 calculated according to GAAP and on an adjusted basis is attached.

     For the quarter ended December 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing reorganization and other nonrecurring charges:
•	$6.7 million charge ($4.1 million net of income tax) related to the realignment of the Dairy Group’s finance and accounting organization, workforce reduction activities in the Dairy Group’s operations and previously announced facility closings; and

•	$0.6 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.
     For the quarter ended December 31, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	$12.3 million charge ($7.6 million net of income tax) related to the closing of our Akron, OH manufacturing facility and other announced facility closings and reorganizations.
     For the year ended December 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	$36.1 million charge ($22.0 million net of income tax) related to the realignment of our Dairy Group’s finance and accounting organization, the Dairy Group’s management realignment, workforce reduction activities in the Dairy Group’s operations, and previously announced facility closings, as well as the sale of our tofu business; and

•	$19.8 million charge ($12.0 million net of income tax) related to non-recurring special dividend costs, including the write-off of finance costs resulting from the completion of our new senior credit facility.
     For the full year ended December 31, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	$25.1 million charge ($15.4 million net of income tax) related to the closing of our Akron, OH manufacturing facility, the closing of our Union, NJ facility, the closing of our Madison, WI distribution center and other announced facility closings and reorganizations.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products, International Delight ® coffee creamers, and Land O’Lakes® creamers and other fluid dairy products. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
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DEAN FOODS COMPANY
Condensed Consolidated Income Statements
(Unaudited)
(dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$3,231,713	$2,593,838	$11,821,903	$10,098,555
Cost of sales	2,528,776	1,883,158	9,084,318	7,358,676

Gross profit	702,937	710,680	2,737,585	2,739,879

Operating costs and expenses	553,718	525,824	2,147,879	2,064,068
Facility closings, reorganizations and other costs	6,718	12,293	36,109	25,116

Operating income	142,501	172,563	553,597	650,695

Interest expense	88,818	50,212	319,657	194,547
Debt refinancing and special dividend costs	592	—	19,787	—
Other (income) expense	(124)	481	(316)	435

Income from continuing operations before income taxes	53,215	121,870	214,469	455,713

Income taxes	20,650	45,594	84,007	175,450

Income from continuing operations	32,565	76,276	130,462	280,263
Income (loss) from discontinued operations, net of tax	70	(3,314)	891	(54,849)

Net income	$32,635	$72,962	$131,353	$225,414

Basic earnings per share:
Income from continuing operations	$0.25	$0.58	$1.00	$2.09
Income (loss) from discontinued operations	—	(0.03)	0.01	(0.41)

Net income	$0.25	$0.55	$1.01	$1.68

Basic average common shares (000’s)	131,630	131,847	130,311	133,939

Diluted earnings per share:
Income from continuing operations	$0.24	$0.56	$0.95	$2.01
Income (loss) from discontinued operations	—	(0.03)	0.01	(0.40)

Net income	$0.24	$0.53	$0.96	$1.61

Diluted average common shares (000’s)	137,787	137,379	137,292	139,762

DEAN FOODS COMPANY
Segment Information
(Unaudited)
(dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales:
Dairy Group	$2,843,290	$2,248,709	$10,449,378	$8,841,839
WhiteWave Foods Company	388,423	345,129	1,372,525	1,256,716

Total	$3,231,713	$2,593,838	$11,821,903	$10,098,555

Segment operating income (loss):
Dairy Group	$150,886	$173,112	$624,510	$684,659
WhiteWave Foods Company	36,618	45,812	118,404	132,704
Corporate / Other	(38,285)	(34,068)	(153,208)	(141,552)

Subtotal	149,219	184,856	589,706	675,811
Facility closings, reorganizations and other costs	(6,718)	(12,293)	(36,109)	(25,116)

Total operating income	$142,501	$172,563	$553,597	$650,695

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands)

	December 31,	December 31,
	2007	2006

ASSETS

Cash and cash equivalents	$32,555	$31,140
Other current assets	1,499,429	1,348,150

Total current assets	1,531,984	1,379,290

Property, plant & equipment	1,798,378	1,786,907

Intangibles & other assets	3,702,994	3,583,996
Assets of discontinued operations	—	19,980

Total Assets	$7,033,356	$6,770,173

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$907,270	$852,898

Total long-term debt, including current portion	5,272,351	3,355,851

Other long-term liabilities	802,468	743,234
Liabilities of discontinued operations	—	8,791

Stockholders’ equity:
Common stock	1,322	1,284
Additional paid-in capital	70,214	624,475
Retained earnings	67,533	1,229,427
Other comprehensive income (loss)	(87,802)	(45,787)

Total stockholders’ equity	51,267	1,809,399

Total Liabilities and Stockholders’ Equity	$7,033,356	$6,770,173

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Twelve months ended December 31,
	2007	2006

Operating Activities
Net income	$131,353	$225,414
(Income) loss from discontinued operations	(891)	52,871
(Income) loss on sale of discontinued operations	—	1,978
Depreciation and amortization	231,898	227,682
Deferred income taxes	10,578	66,994
Share-based compensation	34,817	36,871
Write-off of deferred financing costs	13,545	—
Changes in current assets and liabilities	(83,481)	(75,089)
Other	12,431	24,831

Net cash provided by continuing operations	350,250	561,552
Net cash used in discontinued operations	—	(334)

Net cash provided by operating activities	350,250	561,218

Investing Activities
Additions to property, plant and equipment	(241,448)	(237,242)
Cash outflows for acquisitions	(132,204)	(17,244)
Proceeds from divestitures	12,241	95,982
Proceeds from sale of fixed assets	20,192	6,190

Net cash used in continuing operations	(341,219)	(152,314)
Net cash used in discontinued operations	—	(15,151)

Net cash used in investing activities	(341,219)	(167,465)

Financing Activities
Proceeds from the issuance of debt	1,912,500	498,020
Repayment of debt	(336,880)	(70,473)
Net proceeds from revolver and receivables backed facility	324,300	(481,000)
Payment of deferred financing costs	(31,281)	(6,974)
Issuance of common stock, net	48,114	32,311
Payment of dividend	(1,942,738)	—
Repurchase of common stock	—	(400,062)
Tax savings on share-based compensation	18,369	31,211

Net cash provided (used) by continuing operations	(7,616)	(396,967)
Net cash provided by discontinued operations	—	9,898

Net cash provided (used) by financing activities	(7,616)	(387,069)

Increase in cash and cash equivalents	1,415	6,684
Beginning cash balance	31,140	24,456

Ending cash balance	$32,555	$31,140

Computation of Free Cash Flow Provided by Operations
(dollars in thousands)

	Twelve months ended December 31,
	2007	2006
Net cash provided by continuing operations	$350,250	$561,552
Additions to property, plant and equipment	(241,448)	(237,242)

Free cash flow provided by operations	$108,802	$324,310

DEAN FOODS COMPANY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Reconciliation of GAAP to adjusted operating income from continuing operations

GAAP operating income from continuing operations	$142,501	$172,563	$553,597	$650,695

Adjustment:
Facility closings, reorganizations and other costs	6,718	12,293	36,109	25,116

Adjusted operating income from continuing operations	$149,219	$184,856	$589,706	$675,811

Reconciliation of GAAP to adjusted net income from continuing operations

GAAP net income from continuing operations	$32,565	$76,276	$130,462	$280,263

Adjustments, net of tax:
Facility closings, reorganizations and other costs	4,121	7,611	21,965	15,446
Debt refinancing and special dividend costs	383	—	12,036	—

Adjusted net income from continuing operations	$37,069	$83,887	$164,463	$295,709

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share from continuing operations	$0.24	$0.56	$0.95	$2.01

Adjustments, net of tax:
Facility closings, reorganizations and other costs	0.03	0.05	0.25	0.11
Debt refinancing and special dividend costs	—	—	—	—

Adjusted diluted earnings per share	$0.27	$0.61	$1.20	$2.12